Exhibit 11

                    COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except
 per share amounts)
                                  March 25, 1995        March 26, 1994
PRIMARY
NET INCOME                           $ 37,665              $ 31,156
WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
     COMMON STOCK OUTSTANDING         483,713               483,707
     STOCK OPTIONS                          0                     0

                                      483,713               483,707

PRIMARY EARNINGS PER SHARE*          $  .0779              $  .0644

FULLY DILUTED
NET INCOME                           $ 37,665              $ 31,156
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003         807                   807
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                        $ 38,472              $ 31,963

WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
      COMMON STOCK OUTSTANDING        483,713               483,707
      STOCK OPTIONS                         0                     0
      SHARES ISSUABLE UPON
      CONVERSION OF 5% CONVERTIBLE
      SUBORDINATED DEBENTURES DUE
      2003 (AS OF DATE OF ISSUE
        JUNE 14, 1993)                 14,557                14,557
                                      498,270               498,264

FULLY DILUTED EARNINGS PER SHARE*    $  .0772              $  .0641


(*)Note: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.






                                   -23-